Exhibit 99.1

Best Buy Reports Fourth Quarter Results
Non-GAAP Diluted EPS from Continuing Operations of $1.48
GAAP Diluted EPS from Continuing Operations of $1.47
Annualized Renew Blue Cost Reductions Reach $1.02 billion

MINNEAPOLIS, March 3, 2015 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the fourth quarter (“Q4 FY15”) and year ended January 31, 2015 (“FY15”), as compared to the fourth quarter (“Q4 FY14”) and year ended February 1, 2014 (“FY14”). The company today also announced that on February 13, 2015, it completed the sale of its Five Star business in China, which was classified as held for sale as of January 31, 2015, and is reporting the Five Star results in discontinued operations. All information regarding the company's results pertains to its continuing operations, unless otherwise noted.

	Q4 FY15	Q4 FY14	FY15	FY14
Revenue (excluding China):
Enterprise revenue ($ in millions)	$14,209	$14,025	$40,339	$40,611
Domestic segment	$12,697	$12,298	$36,055	35,831
International segment	$1,512	$1,727	$4,284	$4,780
Enterprise comparable sales % change:
Excluding the estimated benefit of installment billing[1,2]	1.3%	(1.3%)	0.0%	(1.0%)
Estimated benefit of installment billing[2]	0.7%	---	0.5%	---
Comparable sales % change[1]	2.0%	(1.3%)	0.5%	(1.0%)
Domestic segment comparable sales % change:
Excluding the estimated benefit of installment billing[1,2]	2.0%	(1.2%)	0.5%	(0.4%)
Estimated benefit of installment billing[2]	0.8%	---	0.5%	---
Comparable sales % change[1]	2.8%	(1.2%)	1.0%	(0.4%)
Comparable online sales % change[1]	9.7%	25.8%	16.7%	19.8%
International segment comparable sales % change:
Comparable sales % change[1]	(4.0%)	(2.0%)	(3.5%)	(5.1%)

	Q4 FY15	Q4 FY14	FY15	FY14
Operating Income:
GAAP operating income as a % of revenue	5.7%	3.2%	3.6%	2.8%
Non-GAAP operating income as a % of revenue[3]	5.8%	4.5%	3.7%	2.9%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$1.47	$0.85	$3.53	$2.00
Impact of LCD settlements	$0.00	$0.02	$0.00	($0.41)
Impact of non-restructuring asset impairments	$0.03	$0.12	$0.08	$0.19
Impact of restructuring charges	($0.01)	$0.20	$0.01	$0.28
Impact of gain on investments, net	($0.01)	$0.00	($0.02)	($0.04)
Benefit of income tax impact of Best Buy Europe sale	$0.00	$0.01	$0.00	$0.05
Impact of European legal entity reorganization	$0.00	$0.00	($1.00)	$0.00
Non-GAAP diluted EPS from continuing operations[3]	$1.48	$1.20	$2.60	$2.07

Hubert Joly, Best Buy president and CEO, commented, “In the fourth quarter, our teams delivered positive comparable sales, improved profitability and continued progress in our Renew Blue transformation. This resulted in a 1.3% increase in revenue to $14.2 billion and a 23% increase in non-GAAP diluted EPS to $1.48 versus $1.20 last year, primarily driven by growth in the Domestic segment. A compelling merchandise assortment and strong multi-channel execution drove these better-than-expected results as we capitalized on the product cycles in large screen televisions and mobile phones. These two categories were the primary drivers of our year-over-year revenue growth, and more than offset weakness in the tablet category which was impacted by material industry declines.”

Joly continued, “On a full year basis, we continued to make progress against the two main problems we had to solve that we outlined in November of 2012 – declining comps and declining operating income rate. In fiscal 2015, we stabilized comparable sales and delivered incremental non-GAAP SG&A reductions of approximately $420 million, resulting in non-GAAP operating income rate expansion of 80 basis points and a 26% increase in non-GAAP diluted EPS to $2.60. We also ended the year with $3.9 billion in cash, cash equivalents and short term investments versus $2.6 billion last year.

“In light of this progress, we were pleased to announce this morning, in a separate press release, our plan to return excess capital to shareholders including a special, one-time dividend, an increase in our regular quarterly dividend and the resumption of our share repurchase program. The announcement demonstrates our commitment to returning excess capital to our shareholders, while preserving our strong balance sheet and our ability to continue to invest in the growth of our business.”

Joly continued, “As we look forward to fiscal 2016 and beyond, it is imperative that we continue to focus on driving comparable sales and improving our operating income rate while funding investments in our future. As we’ve previously shared, we are pursuing a strategy that is focused on delivering advice, service and convenience at competitive prices to our customers. Within this strategy, we are focused on driving a number of growth initiatives around key product categories, life events and services. To drive these initiatives, we are pursuing and investing in the transformation of key functions and processes. We will also, in fiscal 2016, be facing industry and economic pressures on our business related to deflationary pricing and weak industry demand in certain product categories that we discussed last quarter.

“To win against this backdrop, investing now is imperative. While these investments will put pressure on our fiscal 2016 operating income rate, we believe they leverage our executional momentum and will allow us to build a differentiated customer experience and a foundation for long-term success.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “In fiscal 2016, we expect the financial impact of the investments and economic pressures that Hubert just described to begin in Q1 and continue throughout the year.

“From a topline perspective, our current expectation is consistent with the outlook we provided in our holiday sales release and continues to reflect limited visibility to major new product launches. As such, Q1 and Q2 Enterprise revenue and comparable sales growth, excluding the estimated impact of installment billing, is expected to be in the range of flat to negative low-single digits. This change in trend versus Q4 is primarily driven by ongoing material declines in the tablet category, in addition to typical holiday momentum around high-profile, giftable products not continuing post-holiday. We will also be anniversarying approximately 80 basis points of Enterprise growth in the first half of last year driven by the chain-wide rollout of ship-from-store.

“From a non-GAAP operating income rate perspective, we are also reiterating our outlook for Q1 and Q2 of down approximately 30 to 50 basis points, including lapping last year’s Q1 15-basis point one-time benefit associated with the new credit card agreement. This decline reflects the economic and growth pressures that we just outlined, the investments we are making to drive our fiscal 2016 growth initiatives and our anticipated SG&A inflation. Additionally, we expect the Q1 and Q2 non-GAAP continuing operations effective income tax rate to be in the range of 39% to 40%.”

(Editor’s Note: Best Buy Co., Inc. this morning also issued a separate press release announcing the company’s plan to return capital to shareholders.)

Domestic Segment Fourth Quarter Results

Domestic Revenue
Domestic revenue of $12.70 billion increased 3.2% versus last year, despite a 3.2% decrease in NPD-reported Consumer Electronics categories4, primarily driven by (1) comparable sales growth of 2.0%, excluding the estimated 80-basis point benefit associated with the classification of revenue for the new mobile carrier installment billing plans2; (2) the estimated 80-basis point benefit associated with the classification of revenue for the new mobile carrier installment billing plans2; and (3) a $68 million, or 55-basis point improvement in the performance of our credit card agreement as compared to a negative $65 million, or 50-basis point impact in Q4 FY14.

From a merchandising perspective, comparable sales growth in televisions, mobile phones (excluding the impact of installment billing2) and computing was significantly offset by a material decline in tablets. We also saw continued revenue declines in services. The growth in mobile phones was primarily driven by higher year-over-year selling prices.

Domestic online revenue of $1.72 billion increased 9.7% on a comparable basis due to substantially improved inventory availability made possible by the chain-wide rollout of our ship-from-store capability in January 2014. Higher conversion rates and increased traffic driven by greater investment in online marketing also contributed to the comparable online sales growth. This growth, however, was substantially offset by material industry softness in tablets, a category with high online penetration, and a channel shift in mobile phone revenue that resulted from customer enthusiasm for installment billing plans which can only be activated today in our retail stores.

Domestic Gross Profit Rate
Domestic gross profit rate was 21.2% versus 20.0% last year. This 120-basis point increase was primarily due to (1) a more structured and analytical approach to our promotional strategy; (2) the realization of our Renew Blue cost reductions including ongoing improvements in supply chain efficiencies and higher margin recovery on returned, replaced and damaged products; (3) a 40-basis point positive impact related to our credit card agreement as compared to a negative 40-basis point impact in Q4 last year; and (4) the positive impact of changes in our mobile warranty plans which resulted in lower costs due to lower claim frequency. These increases were partially offset by structural investments in price competitiveness, particularly in accessories.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.95 billion or 15.4% of revenue versus $1.96 billion or 16.0% of revenue last year. On a non-GAAP basis, SG&A expenses were $1.95 billion or 15.3% of revenue versus $1.91 billion or 15.5% of revenue last year. This 20-basis point improvement was driven by year-over-year sales leverage. In dollars, non-GAAP SG&A increased $41 million primarily driven by higher incentive compensation and Renew Blue investments in customer-facing initiatives. These increases were partially offset by the realization of Renew Blue cost reduction initiatives and tighter expense management throughout the company.

International Segment Fourth Quarter Results

International Revenue
International revenue of $1.51 billion declined 12.4% versus last year. This decline was primarily driven by (1) the 750 basis-point negative impact of foreign currency exchange rate fluctuations; (2) a comparable sales decline of 4.0% due to industry declines in Canada; and (3) the loss of revenue from store closures in Canada.

From a merchandising perspective, comparable sales growth in mobile phones was more than offset by declines in tablets, gaming and digital imaging.

International Gross Profit Rate
International gross profit rate was flat year-over-year at 21.7%.

International SG&A
International SG&A expenses were $272 million or 18.0% of revenue versus $299 million or 17.3% of revenue last year. On a non-GAAP basis, SG&A expenses were $262 million or 17.3% of revenue versus $294 million or 17.0% of revenue last year. The 30-basis point increase was primarily driven by year-over-year sales deleverage. In dollars, non-GAAP SG&A decreased $32 million primarily driven by the positive impact of foreign currency fluctuations, lower expenses due to store closures in Canada and the realization of Renew Blue cost reductions in Canada.

Income Taxes
In Q4 FY15, the non-GAAP continuing operations effective income tax rate increased 320 basis points to 34.2% versus 31.0% last year. As previously discussed, the majority of this increase was driven by the reorganization of certain European legal entities. This increase was partially offset, however, by other non-recurring tax benefits in the quarter.

For Q1 and Q2 of fiscal 2016, the non-GAAP continuing operations effective income tax rate is expected to be in the range of 39% to 40%.

Renew Blue Cost Reduction Initiatives Update
Since the Q3 FY15 earnings release, Renew Blue annualized cost reductions have increased an additional $55 million, bringing the total Renew Blue annualized cost reductions to $1.02 billion ($710 million in SG&A expenses and $310 million in cost of goods sold). This $55 million in cost reductions ($15 million in SG&A and $40 million in cost of goods sold) is primarily driven by (1) lower costs associated with returns, replacements and damages; (2) supply chain efficiencies; and (3) efficiency improvements in the US and Canada.

In fiscal 2016, the company is launching Phase Two of its Renew Blue cost reduction and gross profit optimization program with a target of approximately $400 million in annualized operating income improvement over three years, including the remaining benefit of approximately $250 million from the company’s previously discussed returns, replacements and damages opportunity. These savings will be structural in nature and will be driven by streamlined processes and operational efficiencies that will be primarily enabled through investments in systems.

Sale of the Five Star Business in China
As previously announced on December 4, 2014, the company entered into a definitive agreement to sell its Five Star business in China. As a result of this agreement, Five Star was classified as held for sale at the end of FY15 and its results are included in discontinued operations for the current and prior-year periods. On February 13, 2015, Best Buy completed the sale of Five Star.

The company has recast certain financial information for FY14 and FY15 to reflect the results from the Five Star business in China as discontinued operations. This recast financial information is available as Exhibit 99.2 in the company’s 8-K filed this morning and on the company’s investor relations website, www.investors.bestbuy.com.

Classification of Revenue for the New Mobile Carrier Installment Billing Plans
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q4 Enterprise comparable sales of 2.0% and Domestic comparable sales of 2.8% include approximately 70 basis points and 80 basis points, respectively, of impact from this classification difference. The impact on gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial.

Dividends
On December 31, 2014, the company paid a quarterly dividend of $0.19 per common share outstanding, or $67 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on March 3, 2015. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The method of calculating comparable sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable sales may not be the same as other retailers’ methods. Comparable online sales are included in Best Buy’s comparable sales calculation.

(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its fourth quarter Enterprise comparable sales of 2.0% and Domestic comparable sales of 2.8% include approximately 70 basis points and 80 basis points, respectively, of impact from this classification difference. The impact on our gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to years prior to the introduction of installment billing.

(3) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude LCD-related legal settlements, restructuring charges, non-restructuring asset impairments, gains on investments, the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities and the required tax allocation impact from the sale of the company’s European business.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended January 31, 2015, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(4) According to The NPD Group’s Weekly Tracking Service as published February 9, 2015, revenue for the CE (Consumer Electronics) industry declined 3.2% during the 13 weeks ended January 31, 2015 compared to the 13 weeks ended February 1, 2014. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets, jobless rates and other indicators impacting consumer spending and confidence), conditions in the industries and categories in which we operate, changes in consumer preferences (including shopping preferences), changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the availability of qualified labor pools, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 28, 2014. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Revenue	$14,209	$14,025	$40,339	$40,611
Cost of goods sold	11,183	11,197	31,292	31,212
Gross profit	3,026	2,828	9,047	9,399
Gross profit %	21.3%	20.2%	22.4%	23.1%
Selling, general and administrative expenses	2,223	2,263	7,592	8,106
SG&A %	15.6%	16.1%	18.8%	20.0%
Restructuring charges	(7)	113	5	149
Operating income	810	452	1,450	1,144
Operating income %	5.7%	3.2%	3.6%	2.8%
Other income (expense):
Gain on sale of investments	6	2	13	20
Investment income and other	4	7	14	19
Interest expense	(22)	(23)	(90)	(100)
Earnings from continuing operations before income tax expense	798	438	1,387	1,083
Income tax expense	274	138	141	388
Effective tax rate	34.3%	31.5%	10.1%	35.8%
Net earnings from continuing operations	524	300	1,246	695
Loss from discontinued operations, net of tax	(4)	(6)	(11)	(172)
Net earnings including noncontrolling interest	520	294	1,235	523
Net (earnings) loss from discontinued operations attributable to noncontrolling interests	(1)	(1)	(2)	9
Net earnings attributable to Best Buy Co., Inc. shareholders	$519	$293	$1,233	$532

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$524	$300	$1,246	$695
Net (loss) from discontinued operations	(5)	(7)	(13)	(163)
Net earnings attributable to Best Buy Co., Inc. shareholders	$519	$293	$1,233	$532

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.49	$0.87	$3.57	$2.03
Discontinued operations	(0.01)	(0.02)	(0.04)	(0.47)
Basic earnings per share	$1.48	$0.85	$3.53	$1.56

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.47	$0.85	$3.53	$2.00
Discontinued operations	(0.01)	(0.02)	(0.04)	(0.47)
Diluted earnings per share	$1.46	$0.83	$3.49	$1.53

Dividends declared per common share	$0.19	$0.17	$0.72	$0.68

Weighted average common shares outstanding (in millions)
Basic	351.2	346.3	349.5	342.1
Diluted	356.2	352.6	353.6	347.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Five Star
	Jan 31, 2015	Feb 1, 2014	Feb 1, 2014[1]
ASSETS
Current assets
Cash and cash equivalents	$2,432	$2,678	$2,451
Short-term investments	1,456	223	190
Receivables, net	1,280	1,308	1,259
Merchandise inventories	5,174	5,376	5,050
Other current assets	703	900	677
Current assets held for sale	684	—	858
Total current assets	11,729	10,485	10,485
Property and equipment, net	2,295	2,598	2,461
Goodwill	425	425	425
Intangibles, net	57	101	64
Other assets	583	404	403
Long-term assets held for sale	167	—	175
TOTAL ASSETS	$15,256	$14,013	$14,013

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,030	$5,122	$4,497
Unredeemed gift card liabilities	411	406	406
Deferred revenue	326	399	345
Accrued compensation and related expenses	372	444	428
Accrued liabilities	782	873	814
Accrued income taxes	230	147	144
Current portion of long-term debt	41	45	45
Current liabilities held for sale	585	—	757
Total current liabilities	7,777	7,436	7,436
Long-term liabilities	881	976	957
Long-term debt	1,580	1,612	1,612
Long-term liabilities held for sale	18	—	19
Equity	5,000	3,989	3,989
TOTAL LIABILITIES & EQUITY	$15,256	$14,013	$14,013

(1) Represents Condensed Consolidated Balance Sheet as of Feb 1, 2014, recast to present China as held for sale.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	Jan 31, 2015	Feb 1, 2014
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$1,235	$523
Adjustments to reconcile net earnings including noncontrolling interests to total cash provided by operating activities:
Depreciation	656	701
Amortization of definite-lived intangible assets	—	15
Restructuring charges	23	259
(Gain) loss on sale of business, net	(1)	143
Stock-based compensation	87	90
Deferred income taxes	(297)	(28)
Other, net	8	62
Changes in operating assets and liabilities:
Receivables	(19)	7
Merchandise inventories	(141)	597
Other assets	29	(70)
Accounts payable	434	(986)
Other liabilities	(164)	(273)
Income taxes	85	54
Total cash provided by operating activities	1,935	1,094

INVESTING ACTIVITIES
Additions to property and equipment	(561)	(547)
Purchases of investments, net	(1,224)	(180)
Proceeds from sale of business, net of cash transferred upon sale	39	206
Change in restricted assets	29	5
Other, net	5	(1)
Total cash used in investing activities	(1,712)	(517)

FINANCING ACTIVITIES
(Repayments) borrowings of debt, net	(24)	381
Dividends paid	(251)	(233)
Issuance of common stock	50	171
Other, net	2	—
Total cash (used in) provided by financing activities	(223)	319

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(52)	(44)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(52)	852
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,678	1,826
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,626	$2,678
LESS CASH AND CASH EQUIVALENTS HELD FOR SALE	194	—
CASH AND CASH EQUIVALENTS, EXCLUDING HELD FOR SALE	$2,432	$2,678

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Revenue	$12,697	$12,298	$36,055	$35,831
Gross profit	$2,698	$2,454	$8,080	$8,274
SG&A	$1,951	$1,964	$6,639	$7,006
Operating income	$749	$393	$1,437	$1,145

Key Metrics
Comparable sales % change[1]	2.8%	(1.2)%	1.0%	(0.4)%
Comparable sales % change, excluding installment billing[2]	2.0%	(1.2)%	0.5%	(0.4)%
Comparable online sales % change[1]	9.7%	25.8%	16.7%	19.8%
Gross profit as a % of revenue	21.2%	20.0%	22.4%	23.1%
SG&A as a % of revenue	15.4%	16.0%	18.4%	19.6%
Operating income as a % of revenue	5.9%	3.2%	4.0%	3.2%

Non-GAAP Results[3]
Gross profit	$2,698	$2,454	$8,080	$8,010
Gross profit as a % of revenue	21.2%	20.0%	22.4%	22.4%
SG&A	$1,946	$1,905	$6,608	$6,887
SG&A as a % of revenue	15.3%	15.5%	18.3%	19.2%
Operating income	$752	$549	$1,472	$1,123
Operating income as a % of revenue	5.9%	4.5%	4.1%	3.1%

International Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Revenue	$1,512	$1,727	$4,284	$4,780
Gross profit	$328	$374	$967	$1,125
SG&A	$272	$299	$953	$1,100
Operating income (loss)	$61	$59	$13	$(1)

Key Metrics
Comparable sales % change[1]	(4.0)%	(2.0)%	(3.5)%	(5.1)%
Gross profit as a % of revenue	21.7%	21.7%	22.6%	23.5%
SG&A as a % of revenue	18.0%	17.3%	22.2%	23.0%
Operating income (loss) as a % of revenue	4.0%	3.4%	0.3%	—%

Non-GAAP Results[3]
SG&A	$262	$294	$942	$1,085
SG&A as a % of revenue	17.3%	17.0%	22.0%	22.7%
Operating income	$66	$80	$25	$40
Operating income as a % of revenue	4.4%	4.6%	0.6%	0.8%

(1)
Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. Comparable online sales are included in the comparable sales calculation.

(2)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(3)	Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Consumer Electronics	33%	32%	10.7%	(5.9)%
Computing and Mobile Phones	45%	46%	(2.1)%	2.9%
Entertainment	11%	11%	(1.8)%	(5.6)%
Appliances	6%	5%	7.0%	17.1%
Services[2]	4%	5%	(11.4)%	(9.2)%
Other	1%	1%	n/a	n/a
Total	100%	100%	2.0%	(1.2)%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Consumer Electronics	33%	32%	10.7%	(5.9)%
Computing and Mobile Phones	45%	46%	(0.3)%	2.9%
Entertainment	11%	11%	(1.8)%	(5.6)%
Appliances	6%	5%	7.0%	17.1%
Services[2]	4%	5%	(11.4)%	(9.2)%
Other	1%	1%	n/a	n/a
Total	100%	100%	2.8%	(1.2)%

	Excluding revenue from Five Star in China[3]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Consumer Electronics	33%	32%	(0.9)%	(8.8)%
Computing and Mobile Phones	45%	46%	(4.6)%	2.1%
Entertainment	11%	13%	(14.3)%	0.6%
Appliances	5%	4%	1.9%	(1.5)%
Services[2]	5%	5%	(3.4)%	(0.7)%
Other	1%	<1%	n/a	n/a
Total	100%	100%	(4.0)%	(2.0)%

(1)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(2)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3)
As announced on December 4, 2014, the company has entered into a definitive agreement for the sale of its Five Star business in China. As a result of this agreement, the results below exclude Five Star revenue for both the current and prior year.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations for the periods presented.

	Three Months Ended		Three Months Ended
	Jan 31, 2015		Feb 1, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,951	15.4%	$1,964	16.0%
Non-restructuring asset impairments - SG&A	(5)	—%	(59)	(0.5)%
Non-GAAP SG&A	$1,946	15.3%	$1,905	15.5%

Operating income	$749	5.9%	$393	3.2%
Non-restructuring asset impairments - SG&A	5	—%	59	0.5%
Restructuring charges	(2)	—%	97	0.8%
Non-GAAP operating income	$752	5.9%	$549	4.5%

International - Continuing Operations
SG&A	$272	18.0%	$299	17.3%
Non-restructuring asset impairments - SG&A	(10)	(0.7)%	(5)	(0.3)%
Non-GAAP SG&A	$262	17.3%	$294	17.0%

Operating Income	$61	4.0%	$59	3.4%
Non-restructuring asset impairments - SG&A	10	0.7%	5	0.3%
Restructuring charges	(5)	(0.3)%	16	0.9%
Non-GAAP operating income	$66	4.4%	$80	4.6%

Consolidated - Continuing Operations
SG&A	$2,223	15.6%	$2,263	16.1%
Non-restructuring asset impairments - SG&A	(15)	(0.1)%	(64)	(0.5)%
Non-GAAP SG&A	$2,208	15.5%	$2,199	(15.7)%

Operating income	$810	5.7%	$452	3.2%
Non-restructuring asset impairments - SG&A	15	0.1%	64	0.5%
Restructuring charges	(7)	—%	113	0.8%
Non-GAAP operating income	$818	5.8%	$629	4.5%

Net earnings	$524		$300
After-tax impact of net LCD settlements[1]	—		6
After-tax impact of non-restructuring asset impairments - SG&A	10		42
After-tax impact of restructuring charges	(5)		72
After-tax impact of gain on sale of investments, net	(3)		—
Income tax impact of Best Buy Europe sale[2]	—		4
Non-GAAP net earnings	$526		$424

	Three Months Ended		Three Months Ended
	Jan 31, 2015		Feb 1, 2014
Consolidated - Continuing Operations
Diluted EPS	$1.47		$0.85
Per share impact of net LCD settlements[1]	—		0.02
Per share impact of non-restructuring asset impairments - SG&A	0.03		0.12
Per share impact of restructuring charges	(0.01)		0.20
Per share impact of gain on sale of investments	(0.01)		—
Per share impact of income tax impact of Best Buy Europe sale[2]	—		0.01
Non-GAAP diluted EPS	$1.48		$1.20

	Twelve Months Ended		Twelve Months Ended
	Jan 31, 2015		Feb 1, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$8,080	22.4%	$8,274	23.1%
LCD settlements[3]	—	—%	(264)	(0.7)%
Non-GAAP gross profit	$8,080	22.4%	$8,010	22.4%

SG&A	$6,639	18.4%	$7,006	19.6%
Non-restructuring asset impairments - SG&A	(31)	(0.1)%	(84)	(0.2)%
LCD settlement legal fees[3]	—	—%	(35)	(0.1)%
Non-GAAP SG&A	$6,608	18.3%	$6,887	19.2%

Operating income	$1,437	4.0%	$1,145	3.2%
Net LCD settlements[3]	—	—%	(229)	(0.6)%
Non-restructuring asset impairments - SG&A	31	0.1%	84	0.2%
Restructuring charges	4	—%	123	0.3%
Non-GAAP operating income	$1,472	4.1%	$1,123	3.1%

International - Continuing Operations
SG&A	$953	22.2%	$1,100	23.0%
Non-restructuring asset impairments - SG&A	(11)	(0.3)%	(15)	(0.3)%
Non-GAAP SG&A	$942	22.0%	$1,085	22.7%

Operating income	$13	0.3%	$(1)	—%
Non-restructuring asset impairments - SG&A	11	0.3%	15	0.3%
Restructuring charges	1	—%	26	0.5%
Non-GAAP operating income	$25	0.6%	$40	0.8%

Consolidated - Continuing Operations
Gross profit	$9,047	22.4%	$9,399	23.1%
LCD settlements[3]	—	—%	(264)	(0.7)%
Non-GAAP gross profit	$9,047	22.4%	$9,135	22.5%

SG&A	$7,592	18.8%	$8,106	20.0%
Non-restructuring asset impairments - SG&A	(42)	(0.1)%	(99)	(0.2)%
LCD settlement legal fees[3]	—	—%	(35)	(0.1)%
Non-GAAP SG&A	$7,550	18.7%	$7,972	19.6%

Operating income	$1,450	3.6%	$1,144	2.8%
Net LCD settlements[3]	—	—%	(229)	(0.6)%
Non-restructuring asset impairments - SG&A	42	0.1%	99	0.2%
Restructuring charges	5	—%	149	0.4%
Non-GAAP operating income	$1,497	3.7%	$1,163	2.9%

	Twelve Months Ended	Twelve Months Ended
	Jan 31, 2015	Feb 1, 2014
Consolidated - Continuing Operations
Net earnings	$1,246	$695
After-tax impact of net LCD settlements[3]	—	(142)
After-tax impact of non-restructuring asset impairments - SG&A	28	67
After-tax impact of restructuring charges	4	95
After-tax impact of gain on sale of investments, net	(7)	(12)
Income tax impact of Best Buy Europe sale[2]	—	18
Income tax impact of Europe legal entity reorganization[4]	(353)	—
Non-GAAP net earnings	$918	$721

Diluted EPS	$3.53	$2.00
Per share impact of net LCD settlements[3]	—	(0.41)
Per share impact of non-restructuring asset impairments - SG&A	0.08	0.19
Per share impact of restructuring charges	0.01	0.28
Per share impact of gain on sale of investments, net	(0.02)	(0.04)
Per share impact of income tax impact of Best Buy Europe sale[2]	—	0.05
Per share impact of income tax effect of Europe legal entity reorganization[4]	(1.00)	—
Non-GAAP diluted EPS	$2.60	$2.07

(1)	Represents interim period tax reporting impact of LCD settlements reached in the second quarter of fiscal 2014.

(2)	Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(3)
Represents LCD settlements reached in the second quarter of fiscal 2014. Amounts for the twelve months ended January 31, 2015 exclude the impact of $44 million of pre-tax net proceeds from LCD settlements reached in the first quarter of fiscal 2014, as we did not adjust for LCD settlements prior to the material settlements reached in the second quarter of fiscal 2014.

(4)	Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in the first quarter of fiscal 2015.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying earnings release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations, along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	Jan 31, 2015[2]	Feb 1, 2014[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,450	$1,144
Operating loss - discontinued operations	(19)	(210)
Total operating income	1,431	934
Add: Operating lease interest[3]	457	517
Add: Investment income	24	33
Less: Net earnings attributable to noncontrolling interest (NCI)	(2)	9
Less: Income taxes[4]	(735)	(629)
NOPAT	$1,175	$864
Add: Restructuring charges and impairments[5]	67	256
Add: NCI impact of restructuring charges and impairments	—	(38)
Non-GAAP NOPAT	$1,242	$1,082

Average Invested Capital
Total assets	$14,838	$14,174
Less: Excess cash[6]	(2,922)	(1,564)
Add: Capitalized operating lease obligations[7]	7,308	8,272
Total liabilities	(10,207)	(10,453)
Exclude: Debt[8]	1,635	1,674
Less: Noncontrolling interests	(4)	(160)
Average invested capital	$10,648	$11,943

Non-GAAP return on invested capital (ROIC)	11.7%	9.1%

Calculation of Return on Assets[1]
	Jan 31, 2015[2]	Feb 1, 2014[2]
Net earnings including noncontrolling interests	$1,235	$523
Total assets	14,838	14,174
Return on assets (ROA)	8.3%	3.7%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.